QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.30

INDEPENDENT CONTRACTOR AGREEMENT

        This Agreement is entered into as of this first day of December, 2002 ("Effective Date") between Universal Access, Inc., whose principal place of business is 233 South Wacker Drive, Suite 600, Chicago, Illinois 60606 ("the Company") and Annette Erdmann, d/b/a Management Solutions, whose principal place of business is                (hereinafter "Consultant").

1.    PERFORMANCE OF SERVICES

        1.1    Scope of Services.    Consultant will provide personnel to perform the services ("Services") described in the Task Orders negotiated and executed by the parties and attached hereto as Exhibit A. The scope of Services will be determined by the mutual agreement of the Company and Consultant, and Company will provide supervision and direction to the Consultant personnel performing the Services.

        1.2    Task Orders.    The scope of Services and compensation for Services shall be set forth in the individual Task Orders and attached and incorporated hereto. Each Task Order shall include the following information as necessary:

  (i)
  a description of the services to be provided by Consultant;

  (ii)
  the fees for such services;

  (iii)
  the extent to which expenses incurred by Consultant in performing the services shall be reimbursed by Company;

  (iv)
  the recommended amount of time to be spent performing the services and the allocation of expenses in performing the services;

  (v)
  the anticipated completion date of the services; and

  (vi)
  The identification and description of any Consultant proprietary or third party software and/or technical data to be licensed to the Company.

        1.3    Performance.    Consultant shall perform these Services in a competent and workmanlike manner in conformance with the specifications and descriptions contained in the Task Order.

        1.4    Term.    The term of this Agreement will commence on the Effective Date and terminate upon the earlier of one year thereafter or the completion of all of Consultant's Services for the Company.

2.    PAYMENT FOR PERSONNEL AND EXPENSES

        2.1.    Payment.    Company will pay Consultant for the Services in the amounts and in accordance with the arrangements specified in each Task Order.

        2.2.    Invoicing, Late Payments.    Consultant will invoice monthly for the Services. Except as otherwise specified in a Task Order, Company will pay the amounts invoiced within thirty (30) days of Company's receipt of the invoice. Interest will accrue at one (1) percent per month compounded monthly on amounts not paid within thirty (30) days of the invoice due date.

        2.3.    Expenses.    Company will reimburse Consultant for all reasonable expenses incurred by Consultant in connection with the engagement and approved in advance by the Company, including travel and lodging expenses, and as set forth in the Task Order. Travel shall be conducted in accordance with Company's travel policies and procedures.

3.    INDEPENDENT CONTRACTOR RELATIONSHIP

        Consultant will undertake the Services provided for in this Agreement as an independent contractor. Consultant will determine the manner and method of its performance of the Services, and Company's general right to supervise the Services will not make Consultant, or its agents or personnel, the agents or employees of Company. The provision of Services under this Agreement will not result in any partnership, joint venture, or trust relationship between Consultant and Company.

4.    AUTHORIZED REPRESENTATIVES

        The authorized representatives of Consultant and Company ("Authorized Representatives") shall have the authority to bind their respective companies to the terms and conditions of the Task Order(s) they execute.

        The following named individuals are Authorized Representative(s) of Company:

    Lance Boxer, Randall Lay, Scott Fehlan

        The following named individuals are Authorized Representative(s) of Consultant:

    Annette V. Erdmann

5.    DISCLAIMER OF WARRANTIES

        5.1    SERVICES WARRANTY.    Consultant warrants that it will perform its services hereunder in a competent and workmanlike manner utilizing reasonable care and skill in conformance with the specifications and descriptions contained in the Task Orders under this Agreement. In the event that Consultant breaches this warranty, Company will promptly notify Consultant in writing and will specifically describe the deficiency. Consultant agrees to promptly, in its discretion, (a) reperform at its sole cost that aspect of its Services which failed to meet the standard of care set forth in this Section 5.1; or (b) refund to Company that amount paid by Company for the deficient Services. Company must make any claim for breach of this warranty by written notice to Consultant within sixty (60) days of the date the Company knows or should have know of such deficiency.

        5.2  EXCEPT FOR THE EXPRESS WARRANTY SET FORTH IN SECTION 5.1, ABOVE, CONSULTANT EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND OR NATURE WITH RESPECT TO THE SERVICES PERFORMED BY IT AND ANY OBLIGATION, LIABILITY, PERFORMANCE, NONPERFORMANCE, AND ANY OTHER MATTER IN CONJUNCTION WITH THIS AGREEMENT, WHETHER EXPRESSED OR IMPLIED, INCLUDING IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, TITLE OR OTHERWISE.

6.    LIMITATION OF LIABILITY

        IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL OR PUNITIVE LOSS, DAMAGE OR EXPENSES (INCLUDING LOST PROFITS OR SAVINGS) EVEN IF IT HAS BEEN ADVISED OF THEIR POSSIBLE OCCURRENCE. IN NO EVENT WILL EITHER PARTY'S LIABILITY, IF ANY, UNDER EACH TASK ORDER EXCEED THE AMOUNTS PAID TO CONSULTANT BY THE COMPANY UNDER SUCH TASK ORDER.

7.    INDEMNIFICATION

        EACH PARTY WILL INDEMNIFY AND HOLD HARMLESS THE OTHER FROM AND AGAINST ANY AND ALL LOSSES, CLAIMS, DAMAGES, AND LIABILITIES (OR ACTIONS IN

RESPECT THEREOF THAT MAY BE ASSERTED BY ANY THIRD PARTY) THAT MAY RESULT FROM ANY CLAIMS ARISING OUT OF OR RELATING TO THE NEGLIGENT ACTS OR OMISSIONS OF THE INDEMNIFYING PARTYAND WILL REIMBURSE THE INDEMNIFIED PARTY FOR ALL EXPENSES (INCLUDING REASONABLE ATTORNEY'S FEES AND COURT COSTS) AS INCURRED BY THE INDEMNIFIED PARTIES IN CONNECTION WITH ANY SUCH ACTION OR CLAIM, EXCEPT TO THE EXTENT THAT SUCH LOSS, CLAIM, DAMAGE OR LIABILITY IS PROXIMATELY CAUSED BY THE NEGLIGENCE, WILLFUL MISCONDUCT OR INTENTIONAL WRONGDOING OF THE INDEMNIFIED PARTY IN ITS PERFORMANCE OF ITS OBLIGATIONS UNDER THIS AGREEMENT.

8.    TERMINATION

        8.1.    Termination.    Either party may at any time and without cause terminate this Agreement by giving thirty (30) days written notice of termination. In the event of such termination, Company will pay Consultant for all Services rendered, product ordered and reasonable expenses incurred by Consultant prior to the expiration of such period. To the extent Consultant has partially completed one or more deliverables as specified in the Task Order as of the effective date of any termination, Company will pay Consultant a portion of the amount that would have been payable upon completion of such deliverable(s), such portion to be agreed upon equitably and in good faith by the parties, taking into consideration the amount of work completed by, and the amount of expenses incurred by, Consultant.

        8.2.    Survival.    The terms of Sections 5 through 12, inclusive, and Section 13.3 will survive the termination or expiration of this Agreement for any reason.

9.    GENERAL PROVISIONS

        9.1    Severability.    If any term or provision of this Agreement is be found by a court of competent jurisdiction or by an arbitrator to be invalid, illegal or otherwise unenforceable, such finding will not affect the other terms or provisions of this Agreement or the whole of this Agreement, but such term or provision found to be invalid, illegal or otherwise unenforceable will be deemed modified or narrowed to the extent necessary in the court's or arbitrator's opinion to render such term or provision enforceable, and the rights and obligations of the parties will be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreements of the parties set forth in this Agreement. WITHOUT LIMITING THE FOREGOING, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES, INDEMNIFICATION OF A PARTY OR EXCLUSION OF DAMAGES OR OTHER REMEDIES IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH. FURTHER, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT IF ANY REMEDY HEREUNDER IS DETERMINED TO HAVE FAILED OF ITS ESSENTIAL PURPOSE, ALL LIMITATIONS OF LIABILITY AND EXCLUSIONS OF DAMAGES OR OTHER REMEDIES SET FORTH HEREIN SHALL REMAIN IN EFFECT.

        9.2    Notices.    Any notice or other communication given pursuant to this Agreement must be in writing and will be effective when delivered personally to the party for whom intended, or when signed for by that person (or that person's authorized representative) if delivered by messenger or express courier service (e.g., UPS or Federal Express) or by certified or registered United States mail, or five (5) days following deposit of the same into the United States mail, first class postage prepaid, provided that in each case other than personal delivery the notice is addressed and sent to such party at the address set forth below. Notices sent by facsimile will be effective when received.

Universal Access, Inc.	Consultant
233 S. Wacker Drive, Suite 600

Chicago, Illinois 60606

Facsimile: (312) 660-3670	Facsimile:

Attn.: President of Operations	Attn.: Annette V. Erdmann

WITH A COPY TO:
Universal Access, Inc. 233 S. Wacker Drive, Suite 600 Chicago, Illinois 60606 Facsimile: (312) 660-1290 Attn.: General Counsel

        9.3    Force Majeure.    Neither party will be liable for any delays or failures in performance of any obligations under this Agreement, other than payment obligations, due to causes beyond its reasonable control, including, but not limited to: acts of God, fire, explosion, vandalism, storm, extreme temperatures or other similar catastrophes; any law, order, regulation, direction, action or request of the United States government, or of any other government, including state and local governments having jurisdiction over either of the parties, or of any department, agency, commission, court, bureau, corporation or other instrumentality of any one or more said governments, or of any civil or military authority; national emergencies, insurrections, riots, wars, or strikes, lock-outs, work stoppages or other labor difficulties.

        9.4    No Authority to Bind the Other Party.    Neither party will have the authority to make any statements, representations, or commitments of any kind on behalf of the other party, or to take any action binding upon the other, except as that other party's Designated Representative may specifically authorize in writing.

        9.5    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Illinois without giving effect to any choice-of-law rules that may otherwise require application of the laws of another jurisdiction.

        9.6    Legal And Equitable Remedies.    Because Consultant's services are unique and because Consultant may have access to and become acquainted with the Proprietary Information of the Company, or the Company may wish to protect its interest in its customers and prospects, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement by Consultant.

        9.7    Assignment.    Neither this Agreement nor any interest in this Agreement nor any claim arising under or in connection with or relating to this Agreement may be assigned by Consultant without the Company's prior written consent, and any attempted assignment without such consent will be void. Company may assign this Agreement without the consent of Consultant.

        9.8    Successors.    This Agreement will inure to the benefit of and will be binding upon the parties, their respective successors and permitted assignees and transferees, unless otherwise provided in this Agreement.

        9.9    Amendments.    The terms and conditions of this Agreement may not be amended, changed, modified, supplemented or waived without the signature of an authorized individual of each party. No waiver of any breach, delay or default under this Agreement will constitute a waiver of any other or subsequent breach, delay or default hereunder, whether or not similar.

        9.10    Cooperation and Assistance.    Each party agrees to provide reasonable cooperation and assistance to the other to facilitate the successful implementation and completion of the Services and undertakings contemplated by this Agreement.

        9.11    Export Controls.    The export control laws of the United States and other jurisdictions regulate the export and re-export of certain technology, including physical transfer and electronic transmission of certain information, materials and software to particular foreign countries and foreign nationals. Both parties agree to comply with all applicable export control laws and regulations with respect to any work product developed or produced in connection with this Agreement and hereby give their written assurance not to transfer, by electronic transmission or otherwise, any information, software or materials which are governed by or regulated under such laws to a national or a destination prohibited or restricted under such laws or regulations without first obtaining any required governmental authorization. The exporter of record will be responsible for obtaining any government documents and approvals prior to export of any information or materials as well as any other actions required to comply with export control laws and regulations.

        9.12    No Use of Name or Trademarks.    Neither party will utilize the names or trademarks of the other in connection with any advertising, marketing or promotion of any kind without obtaining the other party's prior written consent. Without limiting the foregoing, neither party will publicize, promote or disclose that Consultant is providing Services to Company pursuant to this Agreement without obtaining the other party's prior written consent.

        9.13    Waiver.    No waiver by either party of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by either party of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

        9.14    No Conflicting Obligation.    Consultant represents that its performance of all the terms of this Agreement does not and will not breach any agreement to keep in confidence information acquired by it in confidence or in trust prior to this Agreement with the Company. Consultant has not entered into, and Consultant agrees that it will not enter into, any agreement either written or oral in conflict with this Agreement.

        9.15    Return Of Company Documents.    Consultant will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies of such items, any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of the Company, regardless of the medium upon which it is stored, and any other property of the Company or its Affiliates which is in its possession or control. Consultant further agrees that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

        9.16    Third Party Information.    Consultant understands, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of this Agreement and thereafter, Consultant will, at a minimum, use reasonable efforts, by exercising the same care to prevent unauthorized disclosures of Third Party Information as Consultant exercises to prevent unauthorized disclosure of its own confidential or proprietary information and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with its work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

        9.17    No Improper Use of Information of Others.    During the term of this Agreement, Consultant will not improperly use or disclose any confidential information or trade secrets, if any, of any other person to whom Consultant has an obligation of confidentiality, and Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to any third party to whom Consultant has an obligation of confidentiality unless consented to in writing by that third party.

10.  WORK PRODUCT

        Company retains all rights, title and interest in and to all software, programming documentation, technical ideas, concepts, know-how, inventions, discoveries, improvements, techniques and all related intellectual property rights, created, conceived and developed by Company prior to the commencement of this Agreement, including without limitation the Products and Documentation (the "Company Prior Technology"). All right, title, and interest in and to all derivative works, enhancements, extensions and modifications of or related to the Company Prior Technology or other products developed in whole or in part by Company, including without limitation all intellectual property rights therein (the "Developed Technology") shall be the sole property of Company whether developed by Company or any other party in performing the Professional Services or otherwise. All ideas, know-how, techniques or other intellectual property rights originated, developed or owned by the Consultant prior to the commencement of this Agreement and ideas, know-how, techniques or other intellectual property, excluding the Developed Technology developed solely by Consultant during the term of the Agreement for services not specified within a Task Order shall be the sole property of Consultant.

11.  INVENTIONS AND DATA RIGHTS

        11.1    Consultant agrees that all notes, notebooks, designs, drawings, models, writings, reports, sketches, formulas, specifications, memoranda, computer source code and documentation and other data prepared and/or produced by Consultant in the performance of this Agreement and all derivative works thereof are works made for hire and are assigned to and shall become the sole property of Company, including all rights therein of whatever kind or nature, and Consultant agrees not to disclose same to any other person, firm or corporation. Upon termination of its work on the project, or upon the termination or expiration of this Agreement, Consultant agrees to promptly deliver to Company all documents and other records that relate to the business activities of Company, and all other materials which belong to Company.

        11.2    Consultant agrees and does hereby assign to Company as its exclusive property, its entire right, title and interest in those inventions, innovations or ideas developed or conceived by it solely or jointly with others, during the term of its work for or at Company, which inventions, innovations or ideas relate to the products, processes, developments, research activities, or other business activities of Company, or result from work which it performed at or for Company. All rights, title and interest in such inventions shall be vested in Company immediately upon such development or conception. Consultant further agrees that, when requested, Consultant will without charge to Company, but at Company 's expense, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable or convenient for securing and maintaining the patents, copyrights and legal protection for inventions or innovations in any and all countries and for vesting title in Company, its successors, assigns, and legal representatives or nominees.

        11.3    If Consultant, during the course of performing the Services for the Company, discovers, invents, or produces, without limitation, any information, computer programs, software or other associated intangible property, network configuration, formulae, product, device, system, technique, drawing, program or process which is a "trade secret" within the meaning of the Illinois Trade Secret

Act (irrespective of where Consultant performs the Services), such information, formulae, product, device, system, technique, drawing, program or process shall be assigned to the Company. Consultant agrees to fully cooperate with the Company in protecting the value and secrecy of any such trade secret, and further agrees to execute any and all documents the Company deems necessary to document any such assignment to the Company. Consultant appoints the Company as its attorney-in-fact to execute any documents the Company may deem necessary that relates to any such trade secret or assignment thereof to the Company.

12.  CONFIDENTIAL INFORMATION

        12.1    During the course of this Agreement, each party may be given access to information that (a) relates to the other's past, present, and future research, development, business activities, products, services, and technical knowledge and which the party considers confidential and proprietary; or (b) has been labeled as confidential information, is identified in a contemporaneous writing as confidential information, or is provided under circumstances in which the parties reasonably should understand that the information is proprietary and confidential. The term "Confidential Information" shall mean any and all confidential and/or proprietary knowledge, data or information of either party or its Affiliates. By way of illustration but not limitation, "Confidential Information" includes (a) trade secrets, inventions, ideas, know-how, improvements, discoveries, developments, designs and techniques as described in Section 10 and Section 11 herein (together, "Inventions"); (b) information regarding plans for research and development, new products marketing and selling, business plans, licenses, records, facility locations, documentation, software programs, price lists, contract prices for purchase and sale of services, customer lists, prospect lists, pricing on business proposals to new and existing customers, network configuration, supplier pricing, equipment configurations, ledgers and general information, employee records, mailing lists, accounts receivable and payable ledgers, budgets, financial and other records; and (c) information regarding the skills and compensation of other employees of either party. Notwithstanding the foregoing, it is understood that, at all such times, each party is free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and each party's own, skill, knowledge, know-how and experience to whatever extent and in whichever way it wishes. For purposes of this Agreement, "Affiliate" shall have the same meaning given the term under Rule 405 of the Securities Act of 1933, and shall include persons or entities controlled by or under common control with the party or any of its five percent (5%) or greater stockholders. Such Confidential Information will be subject to the following:

        12.2    Limitations on Use.    The Confidential Information furnished by the disclosing party (the "Disclosing Party") may used by the receiving party (the "Receiving Party") only in connection with the Services. Access to Confidential Information must be restricted to those of the Receiving Party's personnel engaged in the provision or receipt of the Services and with a reasonable need to know. Each party reserves the right to require that the other party have its personnel read and acknowledge this Section 12 before receiving or having access to any Confidential Information.

        12.3    Protection of Confidential Information.    The Receiving Party agrees to protect the confidentiality of all Confidential Information of the Disclosing Party in the same manner that it protects the confidentiality of its own proprietary and confidential information of like kind.

        12.4    Confidential Information of the Disclosing Party may be used by the Receiving Party only in connection with the performance and receipt of the Services under this Agreement, and unless otherwise agreed in writing by the Disclosing Party, the Receiving Party may not (a) disclose Confidential Information of the Disclosing Party to any third party; (b) copy or reproduce any Confidential Information; (c) disclose to any third party the fact that the Disclosing Party has disclosed or provided any Confidential Information to the Receiving Party; or (d) disclose to any third party the existence, nature, or scope of this Agreement other than subsidiaries, affiliates, agents, auditors, and regulators. Each party agrees that it will not in any manner use its knowledge of the other's business for the benefit of any other person or company or divulge to others information or data concerning the other's business affairs, including the names of customers, names of employees, number or character of contracts, marketing strategies and prices, terms or particulars of the other's business. Each party will, in all things and in good faith, protect the good will of the other's business and keep confidential its knowledge of such business affairs acquired prior to and during the term of this Agreement.

        12.5    Return of Confidential Information.    Confidential Information made available under this Agreement, including copies thereof, will be returned to the Disclosing Party upon the first to occur of (a) completion of the Services or (b) request by the Disclosing Party. Each party may retain, however, subject to the terms of this Section 12, copies of Confidential Information as required by law.

        12.6    Exceptions to Confidentiality Requirements.    Confidential Information shall not include, and in no event will either party be prohibited from using or disclosing information (including ideas, concepts, know-how, techniques, and methodologies) (a) previously known to it without obligation of confidence, (b) independently developed by it, (c) acquired by it from a third party which is not under an obligation of confidence with respect to such information, (d) which is or becomes publicly available through no breach of this Agreement, or (e) is approved for public release by the Disclosing Party.

        12.7    Compelled Disclosures.    If either party receives a subpoena or other validly issued administrative, judicial, or similar process requesting Confidential Information of the Disclosing Party, the Receiving Party will provide prompt notice to the Disclosing Party of receipt of the subpoena or other process. Unless the Disclosing Party promptly and successfully takes action to quash the subpoena or to otherwise challenge the release of Confidential Information, obtains a valid Order freeing the Receiving Party of its obligation to respond to the subpoena or other process, and provides timely written notice thereof to the Receiving Party, then the Receiving Party will thereafter be entitled to comply with such subpoena or other process, on the date the response is due, to the extent required by law or regulation.

1.    COMPLETE AGREEMENT

        This Agreement sets forth the entire understanding between the parties with respect to the performance of the Services, and the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, arrangements, correspondence, requests for proposals, proposals, and communications, whether oral or written, with respect to the performance of the Services, or the subject matter of this Agreement.

        IN WITNESS WHEREOF, by the authorized signatures below, the parties have executed this Agreement.

Consultant		Universal Access, Inc.
By:	/s/ ANNETTE V. ERDMANN	By:	/s/ LANCE B. BOXER
Name:	Annette V. Erdmann	Name:	Lance B. Boxer
Title:		Title:	President and CEO

Date:	12/11/02	Date:	12/11/02

EXHIBIT "A"

TASK ORDER

(i)
DESCRIPTION OF SERVICES

  Below is the description of consulting services to be provided by Management Solutions to Universal Access:

  •
  Act as interim CIO for the IT Organization reporting to Lance Boxer. Responsibilities will include:
  •
  Staff recruiting
  •
  Budget planning
  •
  Project prioritization and oversight
  •
  Strategic planning

  •
  Project manage the Provisioning Portal initiative which will provide the following functionality:
  •
  Wholesale carrier capacity—rates, routes, and the ability to automatically provision through a client's desktop
  •
  Deliver a prototype and phase 1 implementation
  •
  Deliver and maintain project plan

(ii)
FEES FOR SERVICES

  Fees will be invoiced bi-weekly and wired to the Management Solutions bank account within two weeks.

  •
  $1,500/full business day to be paid bi-weekly
  •
  Schedule will be coordinated with Lance Boxer.
  •
  Currently intended schedule is, subject to the terms of the Agreement:
  •
  December 11 - 13, 2002
  •
  Beginning January 6, 2003 through March 28, 2003 full-time support will be provided.

(iii)
EXPENSES

  Management Solutions will invoice expenses bi-weekly and to be paid within two weeks by Universal Access.

  •
  Airfare—All travel will be coordinated with Universal Access
  •
  Corporate apartment at the Presidential Towers to include cleaning services
  •
  Taxi for airport transportation
  •
  $60/day per-diem to include expenses for food, laundry, and miscellaneous

(iv)
COMPLETION DATE OF SERVICES

  This task order will expire on March 28, 2003. If the parties agree that any other consulting services are required beyond this date, an additional task order will be developed and approved by Universal Access and Management Solutions for month-to-month consulting services.

(v)
PROPRIETARY OR THIRD PARTY SOFTWARE AND/OR TECHNICAL DATA TO BE LICENSED TO THE COMPANY

  Not applicable.

QuickLinks

INDEPENDENT CONTRACTOR AGREEMENT